UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 15, 2010

ENTEROLOGICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-164956	80-0504940
(Commission File Number)	(IRS Employer Identification No.)

20 East Sunrise Highway
Suite 202
Valley Stream, New York 11581

 (Address of Principal Executive Offices, Zip Code)

(516) 303-8181

(Registrant's Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

On June 15, 2010, Enterologics, Inc., a Nevada corporation (“Enterologics”), entered into a binding letter of intent (“LOI”) with New York Health Care, Inc., a New York corporation (“Seller”) and BioBalance LLC, a Delaware limited liability company (the “Company”), setting forth the terms pursuant to which Enterologics will acquire from Seller all of the Company’s intellectual property rights and property relating to biotherapeutic agents for the treatment of various gastrointestinal disorders (collectively, the “Assets”).  The purchase price for the Assets will be that number of Enterologics’ Series A preferred stock (the “Preferred Stock”) as mutually agreed upon by Enterologics and Seller, exclusively issued to Seller, which shall initially not represent more than 20% of Enterologics.  If Enterologics does not raise a minimum of $1 million within 12 months of the closing, Seller has the right to redeem the Preferred Stock in exchange for the Assets. Enterologics may not create any lien or encumbrance on the Assets until and unless it raises $1 million.

The Preferred Stock will have the terms, rights and preferences as set forth on Exhibit A to the LOI, including the following:

Dividends - The Preferred Stock holders will be entitled to cumulative dividends (in cash or shares of common stock, at Enterologics’ option) prior and in preference to any dividend payment to common stock holders.  After such preference, the Preferred Stock will participate pro rata with the common stock on an as-converted basis as to any additional dividends.

Conversion - The Preferred Stock will be convertible at any time into shares of common stock.  The Preferred Stock will automatically convert into shares of common stock at the election of (a) the majority of the Preferred Stock holders, or (b) Enterologics’ board of directors upon a capital raise of not less than $5 million.

Anti-Dilution - The Preferred Stock will have “full ratchet”’ anti-dilution protection, subject to customary exceptions.

Liquidation Preference -  The Preferred Stock will have rights senior to all other equity securities. Upon liquidation, the Preferred Stock holder will be entitled to receive, in preference to the common stock holders, an amount equal to the effective purchase price for each share of Preferred Stock, plus accrued but unpaid dividends.  The Preferred Stock will also participate with the common stock on an as-converted basis for all remaining proceeds of a liquidation.

Preemptive Rights -  The Preferred Stock will have preemptive rights with respect to any future issuance of securities of Enterologics, subject to the exceptions set forth in the LOI.

Voting Rights - The Preferred Stock will vote together with the common stock and as a separate class.  Each share of Preferred Stock will have the number of votes equal to the number of shares issuable upon conversion of such share of Preferred Stock.

Board Representation - The holder of the Preferred Stock will have the right to appoint one member to the board of directors of Enterologics.

Registration Rights - The outstanding shares of common stock issued or issuable upon conversion of the Preferred Stock will have “piggyback” registration rights.

Enterologics may not, without the approval of the holders of a majority of the Preferred Stock, amend its Articles of Incorporation to change the terms of the Preferred Stock.

Consummation of the acquisition of the Assets is subject to and dependent upon, among other things, the entering into a definitive purchase agreement, obtaining any requisite board of directors’ approvals and required third-party consents, the receipt by Seller of a fairness opinion, and satisfactory financial information of the Company.

Pursuant to the LOI, neither the Seller nor the Company or any of their affiliates will solicit or engage in any discussions or negotiations or engage in any business combination transaction with any third party involving the Company for a period of 90 days from the date of the LOI.

For all the terms and conditions of the LOI, reference is hereby made to such LOI annexed hereto as Exhibit 10.1.  All statements made herein concerning the foregoing LOI are qualified by reference to said Exhibit.

Section 9-Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1   Letter of Intent, dated June 8, 2010 and executed and delivered June 15, 2010, by and among Enterologics, Inc., New York Health Care, Inc., and BioBalance LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROLOGICS, INC.

Date: June 16, 2010	By:	/s/ Robert Hoerr
Name: Robert Hoerr
Title: President